Exhibit 99.01

Keith Mitchell to join Oklahoma Gas and Electric as chief operating officer

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) today announced the hiring of Keith Mitchell as chief operating officer of the company’s Oklahoma Gas and Electric subsidiary. Prior to Mitchell’s most recent position as executive vice president and COO of Enable GP, LLC, the general partner of Enable Midstream Partners, LP in Oklahoma City, he spent almost 20 years with Enogex, an OGE Energy subsidiary, ultimately serving as the company’s president and member of the Board of Directors.
“I greatly appreciate Keith's leadership over the years in successfully growing Enogex into a valued midstream business, and most recently, for his leadership in creating Enable Midstream Partners,” said Delaney. “ I am excited that Keith has agreed to join the OG&E team, bringing his valuable experience and further expanding an already great management team."
“For several years, I have shared my views that the electric utility industry is on a pace for rapid change marked by increasing competition,” said Delaney. “Keith will bring the valuable perspective gained from leading Enogex and Enable Midstream in a very competitive energy industry. Keith is no stranger to our company, embraces our values and models the type of leadership we desire at OG&E.”
A native of Bethel Acres, Okla., Mitchell is a graduate of the University of Oklahoma with a degree in Chemical Engineering. Mitchell joined Enogex in 1994 as a planning engineer and held a variety of positions, eventually becoming president of the company until the formation of Enable Midstream, when he was named EVP and COO.
Mitchell is expected to assume his new role in early February.
OGE Energy Corp. is headquartered in Oklahoma City and is the parent company of OG&E, a regulated electric utility serving 812,000 customers in Oklahoma and western Arkansas. In addition, OGE Energy Corp. holds a 26.3 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners LP.